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Filed Pursuant to Rule 424(b)(7)
Registration No. 333-119281

PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated October 14, 2005)

$600,000,000

0.50% Convertible Senior Debentures due 2024 and Common Stock
issuable upon Conversion of the Debentures

        This prospectus supplement adds to or supersedes similar information contained in that certain prospectus of Novell, Inc., dated October 14, 2005, as amended and supplemented from time to time. The prospectus covers up to $600,000,000 principal amount of our 0.5% Convertible Senior Debentures due 2024 and 52,074,300 shares of our common stock issuable upon conversion of the Debentures which may be offered and sold from time to time by the selling securityholders named in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

        The following "Selling Securityholders" section has been modified from that contained in the prospectus dated October 14, 2005 under the caption "Selling Securityholders" by adding D.E. Shaw Investment Group, L.L.C. and D.E. Shaw Valence Portfolios, L.L.C. as selling security holders and amending security holdings of Radcliffe SPC, Ltd. (for and o/b/o the Class A Convertible Crossover Segregated Portfolio). This continues on succeeding pages.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus or the documents incorporated by reference herein. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated December 12, 2005.

SELLING SECURITYHOLDERS

        The Debentures were issued by us and resold by the initial purchaser in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the Debentures and the common stock into which the Debentures are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the Debentures or the shares of common stock into which the Debentures are convertible.

        The table below sets forth the name of each selling securityholder, the principal amounts of Debentures that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the Debentures are currently convertible. The information is based on information provided to us by or on behalf of the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures or common stock since the date as of which this information is provided in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Changes in the information will be set forth in prospectus supplements or post-effective amendments, as required.

        Because the selling securityholders may offer all or some portion of the Debentures or the common stock into which the Debentures are convertible, we cannot estimate the amount of Debentures or common stock that may be held by the selling securityholders upon the completion of any sales they might make. For information on the procedure for sales by selling securityholders, read the disclosure under the heading "Plan of Distribution" below. Unless set forth below, based on the information provided by the selling securityholders and our own knowledge, none of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years or beneficially owns in excess of 1% of our outstanding common stock.

        The selling securityholders identified below account for $599,200,000 aggregate principal amount of the $600,000,000 aggregate principal amount of the Debentures outstanding. $800,000 aggregate principal amount of the Debentures remains outstanding and is not accounted for below by the selling securityholders. This prospectus cannot be used to sell the $800,000 aggregate principal amount of Debentures or the underlying shares of our common stock not accounted for by the selling securityholders below unless and until we file a prospectus supplement to this prospectus or a post- effective amendment to the Registration Statement, of which this prospectus forms a part, containing the information regarding the securityholders that account for such Debentures and shares of underlying common stock required by Item 507 of Regulation S-K with respect to selling securityholders.

Name of Selling Securityholder(1)	Principal Amount of Debentures Beneficially Owned That May Be Sold (in dollars)	Percentage of Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures that May Be Sold(2)(3)	Percentage of Common Stock Outstanding(4)
Acuity Master Fund, Ltd.(5)	5,090,000	*	441,763	*
Advent Convertible Master (Cayman)(6)	15,783,000	2.6%	1,369,814	*
Advisory Convertible Arbitrage Fund (I) L.P.(7)	2,000,000	*	173,581	*
Alpha US Sub Fund 4 LLC(6)	492,000	*	42,700	*
AM International E MAC 63 Ltd.(8)	1,350,000	*	117,167	*
AM Master Fund I, LP(8)	10,800,000	1.8%	937,337	*
Arbitex Master Fund L.P.(9)	5,500,000	*	477,347	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(10)	18,340,000	3.06%	1,591,737	*
Argent Classic Convertible Arbitrage Fund II, L.P.(11)	410,000	*	35,584	*
Argent Classic Convertible Arbitrage Fund L.P.(11)	2,700,000	*	234,334	*

Argent LowLev Convertible Arbitrage Fund II, LLC(11)	390,000	*	33,848	*
Argent LowLev Convertible Arbitrage Fund LLC(11)	3,210,000	*	278,597	*
Argent LowLev Convertible Arbitrage Fund Ltd.(12)	12,120,000	2.02%	1,051,900	*
B.B.T. Fund, L.P.(13)	8,000,000	1.33%	694,324	*
BTOP Multi-Strategy Master Portfolio Ltd.(14)	400,000	*	34,716	*
Citadel Equity Fund Ltd.(15)	114,000,000	19.0%	9,894,117	2.53%
Class C Trading Company, Ltd.(16)	740,000	*	64,224	*
Concentrated Alpha Partners, L.P.(13)	3,500,000	*	303,766	*
Context Convertible Arbitrage Fund, LP(17)	1,250,000	*	108,488	*
Context Convertible Arbitrage Offshore, Ltd.(17)	3,750,000	*	325,464	*
Credit Suisse First Boston Europe Limited(20)	30,000,000	5.00%	2,603,715	*
Credit Suisse First Boston LLC(19)	1,600,000	*	138,864	*
Custom Investments PCC, Ltd.(16)	940,000	*	81,583	*
DB AG London(20)	3,500,000	*	303,766	*
D.E. Shaw Investment Group, L.L.C.(21)	800,000	*	69,432	*
D.E. Shaw Valence Portfolios, L.L.C.(21)	4,200,000	*	364,520	*
DKR Saturn Event Driven Holding Fund Ltd.(22)	29,550,000	4.92%	2,564,659	*
DKR Saturn Multi-Strategy Holding Fund Ltd.(22)	21,950,000	3.66%	1,905,051	*
Fidelity Puritan Trust: Fidelity Balanced Fund(23)	3,000,000	*	260,371	*
Fidelity Management Trust Company o/b/o accounts managed by it(24)	100,000	*	8,679	*
FrontPoint Convertible Arbitrage Fund, L.P.(25)	4,000,000	*	347,162	*
Goldman Sachs & Co.(26)	96,000	*	8,331	*
HBK Master Fund L.P.(27)	20,000,000	3.33%	1,735,810	*
HFR CA Global Select Master Trust Account(11)	940,000	*	81,583	*
HFR CA Opportunity Mst. Trust(6)	733,000	*	63,617	*
HighBridge International LLC(28)	30,000,000	5.0%	2,603,715	*
HSBC Asset Management (Americas) Inc. for the HSBC Multistrategy Arbitrage Fund(29)	2,000,000	*	173,581	*
HSBC Trustee, Zola Managed Trust(30)	250,000	*	21,697	*
Huntrise Capital Leveraged Partners, LLC(31)	50,000	*	4,339	*
Inflective Convertible Opportunity Fund I, LP(31)	600,000	*	52,074	*
Inflective Convertible Opportunity Fund I, Limited(31)	50,000	*	4,339	*
JMG Triton Offshore Fund, Ltd.(32)	4,000,000	*	347,162	*
Kamunting Street Master Fund, Ltd.(33)	5,000,000	*	433,952	*
Laurel Ridge Capital, L.P.(34)	10,000,000	1.67%	867,905	*
Lehman Brothers Inc.(35)	8,800,000	1.47%	763,756	*
Lyxor(6)	1,221,000	*	105,971	*
Lyxor/AM Investment Fund Ltd.(8)	2,100,000	*	182,260	*
Lyxor/Inflective Convertible Opportunity Fund Limited(31)	1,125,000	*	97,639	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(11)	2,450,000	*	212,636	*
Lyxor/Zola Fund, Ltd.(30)	500,000	*	43,395	*
Marathon Global Convertible Master Fund, Ltd.(36)	10,000,000	1.67%	867,905	*
Merrill Lynch, Pierce, Fenner & Smith Inc.(37)	19,388,000	3.23%	1,682,694	*
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC(38)	11,000	*	954	*
Oppenheimer Convertible Securities Fund(39)	7,000,000	1.17%	607,533	*
Pacific Life Insurance Company(40)	1,250,000	*	108,488	*
Partners Group Alternative Strategies PCC Ltd.(11)	1,830,000	*	158,826	*
Pimco Convertible Fund(41)	150,000	*	13,018	*
President and Fellows of Harvard College(42)	7,500,000	1.25%	650,928	*
Pyramid Equity Strategy Fund(14)	100,000	*	8,679	*
Quattro Fund Ltd.(43)	12,750,000	2.13%	1,106,578	*
Quattro Multistrategy Master Fund L.P.(43)	2,250,000	*	195,278	*
Radcliffe SPC, Ltd. (for and o/b/o the Class A Convertible Crossover Segregated Portfolio)(44)	500,000	*	43,395	*
R2 Investments, LDC(45)	600,000	*	52,074	*

S.A.C. Arbitrage Fund, LLC(46)	14,000,000	2.33%	1,215,067	*
Salomon Brothers Asset Management, Inc.(47)	11,150,000	1.86%	967,714	*
Siemens Convertible Global Markets(48)	1,500,000	*	130,185	*
Silver Convertible Arbitrage Fund, LDC(16)	1,420,000	*	123,242	*
Sphinx Fund c/o TQA Investors, LLC(38)	228,000	*	19,788	*
SRI Fund L.P.(13)	600,000	*	52,074	*
Teachers Insurance and Annuity Association of America(49)	19,615,000	3.27%	1,702,396	*
TQA Master Fund Ltd.(37)	1,754,000	*	152,230	*
TQA Master Plus Fund Ltd.(37)	3,328,000	*	288,838	*
UBS AG London Branch(50)	29,500,000	4.92%	2,560,319	*
UBS AG London Branch f/b/o HFS(51)	17,000,000	2.83%	1,475,438	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd.(52)	16,400,000	2.73%	1,423,364	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Bond Master Ltd.(52)	1,000,000	*	86,790	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Portfolio(52)	500,000	*	43,395	*
UBS Securities LLC(53)	9,450,000	1.58%	820,170	*
United Capital Management, Inc.(54)	250,000	*	21,697	*
Vicis Capital Master Fund(55)	1,000,000	*	86,790	*
Victus Capital, LP(55)	1,250,000	*	108,488	*
Waterstone Market Neutral Fund, LP(56)	123,000	*	10,675	*
Waterstone Market Neutral MAC 51, Ltd.(56)	130,000	*	11,282	*
Waterstone Market Neutral Offshore Fund, Ltd.(56)	747,000	*	64,832	*
Xavex Convertible Arbitrage 10 Fund(16)	1,350,000	*	117,167	*
Xavex Convertible Arbitrage 2 Fund(16)	890,000	*	77,243	*
Xavex Convertible Arbitrage 1 Fund(30)	250,000	*	21,697	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC(38)	603,000	*	52,334	*
Zola Partners, L.P.(30)	2,000,000	*	173,581	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(38)	353,000	*	30,637	*

Total	599,200,000	99.87%	53,027,229	12.11%

*
Less than 1%

(1)
Also includes any sale of the Debentures and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders after the effective date of the Registration Statement of which this prospectus forms a part. Information about such transferees, pledgees, donees or successors of the selling securityholders identified in this prospectus who acquire the Debentures or underlying shares of our common stock after the effective date of the Registration Statement of which this prospectus forms a part and about other securityholders not identified specifically in this prospectus will be set forth in prospectus supplements or amendments.

(2)
Assumes conversion of all of the selling securityholder's Debentures at a conversion rate of 86.7905 per $1,000 principal amount of Debentures and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Debentures—Conversion Rights—General." As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(3)
Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the Debentures.

(4)
Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, using 384,980,967 shares of common stock outstanding as of October 1, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Debentures. However, we did not treat as outstanding the common stock issuable upon conversion of any other holder's Debentures.

(5)
David J. Harris and Howard Needle have voting and investment control over the securities beneficially owned by Acuity Master Fund, Ltd.

(6)
Paul Latronica has voting and investment control over the securities beneficially owned by Lyxor, HFR CA Opportunity Mst. Trust, Advent Convertible Master (Cayman) and Alpha US Sub Fund 4 LLC.

(7)
Advisory Convertible Arbitrage Fund (I) L.P. is affiliated with a broker-dealer. Advisory Convertible Arbitrage Fund (I) L.P. is a subsidiary of American Express Company, which is subject to the reporting requirements of the Exchange Act.

(8)
AM Investment Partners LLC, as investment manager, has voting and investment control of securities beneficially owned by AM International E MAC 63 Ltd., AM Master Fund I, LP and Lyxor/AM Investment Fund Ltd. The principals of AM Investment Partners LLC are Adam Stern and Mark Friedman.

(9)
Clark Hunt, Jonathan Bren and Ken Tananbaum have voting and investment control over the securities beneficially owned by Arbitex Master Fund, L.P. Arbitex Master Fund, L.P. is affiliated with a broker-dealer.

(10)
Henry J. Cox, through Argent Financial Group (Bermuda) Ltd., has voting and investment control over the securities beneficially owned by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.

(11)
Nathanial Brown and Robert Richardson, through Argent Management Company, LLC, have voting and investment control over the securities beneficially owned by Argent Classic Convertible Arbitrage Fund II L.P., Argent Classic Convertible Arbitrage Fund L.P., Argent LowLev Convertible Arbitrage Fund II, LLC, Argent LowLev Convertible Arbitrage Fund LLC, HFR CA Global Select Master Trust Account, Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent and Partners Group Alternative Strategies PCC Ltd.

(12)
Nathanial Brown and Robert Richardson, through Argent Financial Group (Bermuda) Ltd., have voting and investment control over the securities beneficially owned by Argent LowLev Convertible Arbitrage Fund Ltd.

(13)
Sid Bass has voting and investment control over the securities beneficially owned by B.B.T. Fund, L.P.; Concentrated Alpha Partners, L.P. and SRI Funds L.P.

(14)
Eric Lobben has voting and investment control over the securities beneficially owned by BTOP Multi Strategy Master Portfolio Ltd. and Pyramid Equity Strategy Fund. Each of BTOP Multi Strategy Master Portfolio Ltd. and Pyramid Equity Strategy Fund are affiliated with a broker-dealer.

(15)
Citadel Limited Partnership ("Citadel") is the trading manager of Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Each of Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. is under common control with certain broker-dealer affiliates. In addition, Citadel Equity Fund Ltd. directly owns a broker-dealer.

(16)
Nathanial Brown and Robert Richardson, through Argent International Management Company, LLC, have voting and investment control over the securities beneficially owned by Class C Trading Company, Ltd., Custom Investments PCC, Ltd., Silver Convertible Arbitrage Fund, LDC, Xavex Convertible Arbitrage 10 Fund and Xavex Convertible Arbitrage 2 Fund.

(17)
Michael Rosen and William Fertig have voting and investment control over the securities beneficially owned by Context Convertible Arbitrage Fund, LP and Context Convertible Arbitrage Offshore, Ltd.

(18)
Credit Suisse First Boston Europe Limited is itself, and is affiliated with, a broker-dealer. Credit Suisse First Boston Europe Limited did not receive the securities as compensation for investment banking services. Credit Suisse First Boston Europe Limited is a subsidiary of Credit Suisse Group, which is subject to the reporting requirements of the Exchange Act.

(19)
Credit Suisse First Boston LLC is a broker-dealer. Credit Suisse First Boston LLC did not receive the securities as compensation for investment banking services. Credit Suisse First Boston LLC is a subsidiary of Credit Suisse Group, which is subject to the reporting requirements of the Exchange Act.

(20)
DB AG London is affiliated with a broker-dealer. DB AG London is a subsidiary of Deutsche Bank Achten Gesellshaft, which is subject to the reporting requirements of the Exchange Act.

(21)
D.E. Shaw & Co. L.P., as either managing member or investment advisor, has voting and investment control over the securities beneficially owned by D.E. Shaw Investment Group, L.L.C. and D.E. Shaw Valence Portfolios, L.L.C. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the securities on D.E. Shaw & Co. L.P.'s behalf. Each of D.E. Shaw Investment Group, L.L.C. and D.E. Shaw Valence Portfolios, L.L.C. is affiliated with broker-dealers.

(22)
DKR Saturn Management L.P. ("DKR Saturn") is a registered investment adviser with the SEC and, as such, is the investment manager to DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd. DKR Saturn has retained certain individuals to act as the portfolio manager to DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd. managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. For securities covered by this prospectus, DKR Saturn Management Company L.P. has been retained to act as the portfolio manager to DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd. Ron Phillips and Mike Cotton have trading authority over DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd., respectively.

(23)
Fidelity Puritan Trust: Fidelity Balanced Fund is advised by Fidelity Management & Research Company. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and Fidelity Puritan Trust: Fidelity Balanced Fund each has sole power to dispose of the securities beneficially owned by Fidelity Puritan Trust: Fidelity Balanced Fund. The Board of Trustees of the Fidelity Balanced Fund has the sole power to vote or direct the voting of the securities beneficially owned by Fidelity Puritan Trust: Fidelity Balanced Fund. Fidelity Puritan Trust: Fidelity Balanced Fund is affiliated with broker-dealers.

(24)
The securities beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company serves as trustee or managing agent.

(25)
FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by FrontPoint Convertible Arbitrage Fund, L.P. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP LLC each disclaim beneficial ownership of the securities held by FrontPoint Convertible Arbitrage Fund, L.P. except for their pecuniary interest therein.

(26)
Goldman, Sachs & Co. is a broker-dealer. Goldman, Sachs & Co. did not acquire the securities as compensation for investment banking services. Goldman, Sachs & Co. is a subsidiary of Goldman Sachs Group Inc., which is subject to the reporting requirements of the Exchange Act.

(27)
HBK Master Fund L.P. also beneficially owns 292,500 shares of our common stock. Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akthar have voting and investment control over the securities beneficially owned by HBK Master Fund L.P. HBK Master Fund L.P. is affiliated with broker-dealers.

(28)
Glenn Dupin and Henry Swieca, principals of Highbridge Capital Management, trading advisor to HighBridge International LLC, have voting and investment control over the securities beneficially owned by HighBridge International LLC. HighBridge International LLC is affiliated with broker-dealers.

(29)
HSBC Asset Management (Americas) Inc. is affiliated with broker-dealers. HSBC Asset Management (Americas) Inc. is a subsidiary of HSBC USA, Inc., which is subject to the reporting requirements of the Exchange Act.

(30)
Mark Zola, member of Zola Capital Management, has voting and investment control over the securities beneficially owned by HSBC Trustee, Zola Managed Trust; Lyxor/Zola Fund, Ltd; Xavex Convertible Arbitrage 1 Fund and Zola Partners, L.P.

(31)
Thomas J. Ray, President and Chief Investment Officer of Inflective Asset Management, LLC, has voting and investment control over the securities beneficially owned by Huntrise Capital Leveraged Partners, LLC, Inflective Convertible Opportunity Fund I, L.P., Inflective Convertible Opportunity Fund I, Limited and Lyxor/Inflective Convertible Opportunity Fund Limited.

(32)
Jonathan M. Glaser and Daniel A. David have voting and investment control over the securities beneficially owned by JMG Triton Offshore Fund, Ltd.

(33)
Allan Teh, managing member of Kamunting Street Management, LLC, the general partner of the investment manager of Kamunting Street Master Fund, Ltd. has voting and investment control over the securities beneficially owned by Kamunting Street Master Fund, Ltd.

(34)
Van Nguyen, John Illuzi, Andrew Mitchell, Nathaniel Newlin, Timothy Walton and Venkatesh Reddy have voting and investment control over the securities beneficially owned by Laurel Ridge Capital, L.P.

(35)
Lehman Brothers Inc. is a subsidiary of Lehman Brothers Holdings Inc., which is subject to the reporting requirements of the Exchange Act. Lehman Brothers Inc. is a broker-dealer. Lehman Brothers Inc. did not acquire the securities as compensation for investment banking services.

(36)
Bruce Richards, Lou Hanover and Andrew Rabinowitz, the principals of Marathon Asset Management, LLC, the investment advisor to Marathon Global Convertible Master Fund, Ltd., have voting and investment control over the securities beneficially owned by Marathon Global Convertible Master Fund, Ltd.

(37)
Merrill Lynch, Pierce, Fenner & Smith Inc. is a subsidiary of Merrill Lynch & Co., Inc., which is subject to the reporting requirements of the Exchange Act. Merrill Lynch, Pierce, Fenner & Smith Inc. is a broker-dealer. Merrill Lynch, Pierce, Fenner & Smith Inc. did not acquire the securities as compensation for investment banking services.

(38)
The principals of TQA Investors, LLC, Robert Butman, George Esser, John Idone, Paul Bucci and Bartholomew Tesoriero, have voting and investment control over the securities beneficially owned by MSS Convertible Arbitrage 1 c/o TQA Investors, LLC, Sphinx Fund c/o TQA Investors, LLC, TQA Master Fund Ltd., TQA Master Plus Fund Ltd., Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC and Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC.

(39)
Oppenheimer Convertible Securities Fund is affiliated with a broker-dealer. Oppenheimer Convertible Securities Fund is a registered investment company under the Investment Company Act of 1940, as amended; Ted Everett, portfolio manager, has voting and investment control over the securities beneficially owned by Oppenheimer Convertible Securities Fund.

(40)
Larry Card, Elaine Havens, Simon Lee and Rex Olson have voting and investment control over the securities beneficially owned by Pacific Life Insurance Company.

(41)
Mark Hudoff has voting and investment control over the securities beneficially owned by Pimco Convertible Fund.

(42)
President and Fellows of Harvard College also beneficially owns 55,179 shares of common stock. Harvard Management Company is a wholly-owned subsidiary of, and investment advisor to, the President and Fellows of Harvard College, and, as such, certain officers of Harvard Management Company as well as the Treasurer of Harvard University have voting and investment control over the securities beneficially owned by the President and Fellows of Harvard College.

(43)
Andrew Kaplan, Brian Swain and Louis Napoli have voting and investment control over the securities beneficially owned by Quattro Fund Ltd. and Quattro Multistrategy Master Fund L.P.

(44)
Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC ("RGC Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management. Each of RG Capital, RGC Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(45)
Amalgamated Gadget L.P. has voting and investment control over the securities beneficially owned by R2 Investments, LDC. Amalgamated Gadget L.P. is controlled by Scepter Holdings Inc., its sole general partner, which is in turn controlled by Geoffrey Raynor, who is the president and sole shareholder of Scepter Holdings Inc. R2 Investments, LDC is affiliated with a broker-dealer.

(46)
S.A.C. Arbitrage Fund, LLC also beneficially owns 646,635 shares of common stock. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors"), and S.A.C. Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management"), share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of the securities described in this prospectus.

(47)
Salomon Brothers Asset Management, Inc.'s beneficial ownership of $11,150,000 aggregate principal amount of the Debentures is composed of the following accounts for which it acts as discretionary investment advisor: (i) General Motors Investment Corp. ($7,500,000 aggregate principal amount), (ii) General Motors Broad Mandate ($400,000 aggregate principal amount) and (iii) Smith Barney Convertible Fund ($3,250,000 aggregate principal amount). Salomon Brothers Asset Management, Inc. is affiliated with a broker-dealer. Salomon Brothers Asset Management, Inc. is a subsidiary of Citigroup Inc., which is subject to the reporting requirements of the Exchange Act.

(48)
Mark Brugner has voting and investment control over the securities beneficially owned by Siemens Convertible Global Markets.

(49)
Teachers Insurance and Annuity Asociation of America ("TIAA") is a New York stock insurance company. The management of TIAA's general account assets, including the securities covered by this prospectus, is overseen by the Board of Trustees of TIAA (the "TIAA Board"). The TIAA Board's Investment Committee and Corporate Governance and Social Responsibility Committee perform certain oversight functions on behalf of the TIAA Board, with reports to the TIAA Board. TIAA is affiliated with broker-dealers.

(50)
UBS AG London Branch is a subsidiary of UBS AG, which is subject to the reporting requirements of the Exchange Act. UBS AG London Branch is affiliated with a broker-dealer.

(51)
UBS AG London Branch f/b/o HFS is a subsidiary of UBS AG, which is subject to the reporting requirements of the Exchange Act. UBS AG London Branch f/b/o HFS is affiliated with a broker-dealer. "HFS" is an acronym for UBS AG London Branch's "Hedge Fund Services" business and is not a distinct legal entity from UBS AG London Branch.

(52)
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd., UBS O'Connor LLC f/b/o O'Connor Global Convertible Bond Master Ltd. and UBS O'Connor LLC f/b/o O'Connor Global Convertible Portfolio are each subsidiaries of UBS AG, which is subject to the reporting requirements of the Exchange Act.

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UBS Securities LLC also beneficially owns 197,861 shares of common stock. UBS Securities LLC is a broker-dealer. UBS Securities LLC did not acquire the securities as compensation for investment banking services. UBS Securities LLC is a subsidiary of UBS AG, which is subject to the reporting requirements of the Exchange Act.

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United Capital Management, Inc. is a registered investment company under the Investment Company Act of 1940, as amended. James A Lustig, the principal of United Capital Management, Inc., has voting and investment control over the securities beneficially owned by United Capital Management, Inc.

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John Succo, Shad Stastney and Sky Lucas have voting and investment control over the securities beneficially owned by Vicis Capital Master Fund and Victus Capital, LP. Victus Capital, LP is affiliated with a broker-dealer.

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Shawn Bergerson, Chief Executive Officer, has voting and investment control over the securities beneficially owned by Waterstone Market Neutral Fund, LP, Waterstone Market Neutral MAC 51, Ltd. and Waterstone Market Neutral Offshore Fund, Ltd.

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